Exhibit 99.2

Board of Directors

Proteon Therapeutics, Inc.

200 West Street

Waltham, Massachusetts 02451

We hereby consent to the inclusion of our opinion letter, dated September 22, 2019, to the Board of Directors of Proteon Therapeutics (the “Company”), as Annex B to, and the references to such opinion letter under the headings “Prospectus Summary — Opinion of the Proteon Financial Advisor” and “The Merger — Opinion of the Proteon Financial Advisor” in, the proxy statement/prospectus/information statement relating to the proposed merger involving the Company and ArTara Therapeutics, Inc., which proxy statement/prospectus/information statement forms a part of the Registration Statement on Form S-4 of the Company (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ H.C. Wainwright & Co., LLC

H.C. WAINWRIGHT & CO., LLC

November 6, 2019